Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 25, 2022, with respect to the statements of condition of LendSure Mortgage Corp. as of December 31, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the related notes, which reports appear in the Form S-3 of Ellington Financial Inc. dated January 24, 2023.
/s/ Richey May & Co.
Englewood, Colorado
January 24, 2023